Exhibit 10.1

AMENDMENT NO. 2

TO

STOCK PURCHASE AGREEMENT

BY AND AMONG

PALMETTO BANCSHARES, INC.,

CAPGEN CAPITAL GROUP V LP

AND EACH OF THE OTHER

INVESTORS NAMED THEREIN,

DATED AS OF

MAY 25, 2010,

AS AMENDED AS OF JUNE 8, 2010

AMENDMENT NO. 2

TO THE

STOCK PURCHASE AGREEMENT

This Amendment No. 2 (the “Amendment”), dated as of September 22, 2010, is to the Stock Purchase Agreement, dated as of May 25, 2010 (the “Stock Purchase Agreement”) by and among PALMETTO BANCSHARES, INC., a South Carolina corporation (the “Company”), and CAPGEN CAPITAL GROUP V LP, a Delaware limited partnership (“CapGen”), as Amended by Amendment No. 1 (“Amendment No. 1”) to the Stock Purchase Agreement, dated as of June 8, 2010, by and among the Company, CapGen and each of the respective other investors set forth on the signature pages to Amendment No. 1 (collectively, with CapGen, the “Investors”).

This Amendment modifies certain terms of the Stock Purchase Agreement and Amendment No. 1 as set forth below. Capitalized terms used, but not defined herein, shall have the same respective meanings as provided in the Stock Purchase Agreement.

In consideration of the premises, and other good and valuable consideration, the receipt of which is acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION I.

AMENDMENTS TO THE STOCK PURCHASE AGREEMENT

Section 1.01 Section 6.09 of the Stock Purchase Agreement is amended as follows:

(a) All references in clause (a) and (b) to “Investor” shall refer solely to CapGen and the “Investor Percentage Interest” shall refer solely to the Investor Percentage Interest of CapGen.

(b) A new clause (c) is added to Section 6.09, which will read in its entirety as follows:

“The Company and its Subsidiaries will permit such Investors, whether or not such Investor qualifies, or is intended to qualify, as a “venture capital operating company” (“VCOC”), as defined in the regulations (the “Plan Asset Regulations”) issued by the Department of Labor at 29 C.F.R. Section 2510.3 101, as the same may be amended from time to time to have customary and appropriate VCOC rights (including consultation rights, inspection and access rights, and rights to receive materials for all meetings of the Board of Directors, and the right to audited and unaudited financial statements, annual budget and other financial and operations information, including advance notification of and consultation with respect to significant corporate actions) relating to inspection, information and consultation with respect to the Company or the Bank (the “VCOC Rights”). Any inspection pursuant to this Section 6.09(c) shall be conducted during normal business hours and in such a manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries, and nothing herein shall require the Company or its Subsidiaries to disclose any information to the extent (1) prohibited by Law or (2) that the Company or its Subsidiaries reasonably believe such information to be competitively sensitive proprietary information (except to the extent such Investor provides assurances reasonably acceptable to Company or such Subsidiary, as applicable, that such information shall not be used by such Investor or its affiliates to compete with the Company or such Subsidiary, as applicable). Each Investor also shall hold and use any information that receives pursuant to this Section 6.09(c) solely for purposes of managing its investment in the Company, and shall not use or disclose any material nonpublic information regarding the Company to trade in Company securities or any derivatives thereof. Notwithstanding the foregoing, nothing herein shall require the Company or its Subsidiaries to (1) honor a request from such Investor to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries more frequently than once per quarter or (2) make appropriate officers and directors of the Company and its Subsidiaries available to such Investor for consultation with the Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries more frequently than once per quarter.”

Section 1.02 Section 7.06(a) of the Stock Purchase Agreement is amended in its entirety to read as follows:

“(a) Indemnification of the Investor. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold each Investor and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls the Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, an “Investor Party”), from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in permitted settlements, court costs and reasonable attorneys’ fees of one counsel and costs of investigation that any such Investor Party may suffer or incur as a result of (i) any material breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or (ii) any action instituted against an Investor Party in any capacity, by any shareholder of the Company who is not Investor Party or an affiliate of that Investor Party, with respect to this Agreement or any of the transactions contemplated hereby, except to the extent that a court has determined in a final nonappealable order that any such losses, claims and expenses have resulted directly from an Investor Party’s gross negligence or willful misconduct. The Company will not be liable to any Investor Party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Private Placement Documents. Notwithstanding anything to the contrary contained in this Agreement, no indemnification pursuant to this Section 7.06(a) will be available to the extent not allowed under applicable federal and state law.”

Section 1.03 Section 9.18 of the Stock Purchase Agreement is amended in its entirety to read as follows:

“Section 9.18 (a) The Company and the Bank agree that none of the Company, the Bank or any of the Subsidiaries or any of the officers or directors of the Company, the Bank or any of the Subsidiaries shall, and that they shall instruct and use their reasonable best efforts to cause their and the Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to (it being understood and agreed that any violation of the restrictions set forth in this Section 9.18 by a Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, the Bank or any Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company and the Bank), directly or indirectly:

(1) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(2) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal;

(3) engage in, continue or otherwise participate in any discussions or negotiations or enter into an agreement regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or

(4) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) For purposes of this Agreement, the term “Acquisition Proposal” means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company, the Bank or any of the Subsidiaries and (2) any acquisition by any person resulting in, or proposal or offer, that, if consummated, would result in, any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of ten percent (10%) or more of the total voting power of any class of equity securities of the Company or the Bank or those of any of the Subsidiaries, or ten percent (10%) or more of the consolidated total assets (including, without limitation, equity securities of any subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(c) Nothing contained in this Section 9.18 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(d) The Company and the Bank each agrees that it will promptly (and, in any event, within 24 hours) notify the Investors if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Bank or any Subsidiary or any of their respective Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Investors informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or the Bank’s intentions as previously notified.

(e) Notwithstanding anything contained herein to the contrary, each of the Company and the Bank agrees that a non-exclusive right and remedy for noncompliance with this Section 9.18 is to have such provision specifically enforced by any court having equity jurisdiction; it being acknowledged and agreed that any such breach will cause irreparable injury to the Investors and that money damages may not provide an adequate remedy to the Investors.”

Section 1.04 Section 8.01 of the Stock Purchase Agreement is amended to add a new clause (h), which will read in its entirety as follows:

“(h) by CapGen if the Company or the Bank shall have breached the covenants contained in Section 9.18 hereof or the Company’s Board shall have recommended or publicly announced its intention to recommend any Acquisition Proposal in accordance with Section 9.18(c) of this Agreement.”

Section 1.05 Section 9.03 of the Stock Purchase Agreement is amended in its entirety to read as follows:

“Section 9.03 Fees and Expenses. (a) Except as set forth in Section 1.05 and except as otherwise set forth in this Section 9.03, each party shall pay its own fees and expenses (including, without limitation, the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, delivery, and performance of this Agreement and the Transaction.

(b) If this Agreement is terminated pursuant to Section 8.01(h) and the Company, the Bank or any of the Subsidiaries (i) enter into an agreement contemplating an Acquisition Proposal, (ii) the transaction contemplated by such agreement (an “Alternative Transaction”) is consummated and (iii) such Alternative Transaction substitutes for or substantially replaces the transaction contemplated by this Agreement, then the Company and the Bank shall be jointly and severally obligated to pay to the Investors (on a pro rata basis, based on the number of Shares agreed to be purchased pursuant to this Agreement by each Investor) an amount equal to the Termination Fee promptly, but in any event not later than two (2) business days, following the date of the consummation of such Alternative Transaction.

(c) If, after the date hereof, an Acquisition Proposal is made to the Company, the Bank, any Subsidiary, or the Company’s shareholders generally, or becomes public (including an Acquisition Proposal made prior to the date hereof) and thereafter this Agreement is terminated by CapGen pursuant to Section 8.01(b) or (e) on the basis of a breach of a covenant or agreement made by the Company or the Bank in this Agreement, and (i) within twelve months after such termination the Company and/or the Bank enters into an agreement to effect an Alternative Transaction, (ii) such Alternative Transaction is consummated and (iii) such Alternative Transaction substitutes for or substantially replaces the transaction contemplated by this Agreement, then the Company and the Bank shall be jointly and severally obligated to pay to the Investors (on a pro rata basis, based on the number Shares agreed to be purchased pursuant to this Agreement by each Investor) an amount equal to the Termination Fee promptly, but in any event not later than two (2) business days, following the consummation of such Alternative Transaction.

(d) “Termination Fee” means an amount in cash equal to four million dollars ($4,000,000), which Termination Fee shall be paid by wire transfer of immediately available funds to the account or accounts designated by Investors at the time specified in this Section 9.03. To the extent not paid when due, any amount payable pursuant to this Section 9.03 shall accrue interest at a rate equal to eighteen percent (18%) per annum or, if lower, the maximum rate allowable by law.

(e) Each of the Company, the Bank and each Investor acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. The amounts payable pursuant to Section 9.03 hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 9.03 hereof; provided that nothing herein shall relieve any party from liability for fraud or intentional breach of this Agreement. In the event that the Company or the Bank shall fail to make any payment pursuant to this Section 9.03 when due, the Company and the Bank shall be jointly and severally obligated to reimburse CapGen for all reasonable expenses actually incurred or accrued by CapGen (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.”

Section 1.06 Section 1.15 of Amendment No. 1 is deleted in its entirety and replaced with “[Intentionally Omitted]”.

EACH OF THE UNDERSIGNED HAVE EXECUTED OR CAUSED THIS AMENDMENT NO. 2 TO BE EXECUTED AS OF THE DATE FIRST ABOVE WRITTEN BY THEIR RESPECTIVE DULY AUTHORIZED OFFICIALS.

PALMETTO BANCSHARES, INC.

By:
Name: Samuel L. Erwin
Title: Chief Executive Officer

Joined in by the Bank as to Section 2.02 (as to the Bank only), Section 9.03 and Section 9.18 only in consideration of the capital to be provided to the Bank from proceeds of the Private Placement and other good and valuable consideration, the receipt of which is acknowledged.

THE PALMETTO BANK

By:
Name:
Title:

CAPGEN CAPITAL GROUP V LP
CAPGEN CAPITAL GROUP V LLC,
THE GENERAL PARTNER OF CAPGEN CAPITAL GROUP V LP

By:
Name: John P. Sullivan
Title: Managing Director

INVESTOR

Name Of Investor

By:
Name:
Title:

Address for Notices: